Exhibit 4.7

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is entered into by and between the following parties in Beijing, China on [Execution Date]:

Party A: Shanghai Qiyue Information & Technology Co., Ltd

Address: Room 1109, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai

Party B: [Name of VIE]

Address: [Address of VIE]

Party A and Party B are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

1.

Party A is a wholly foreign-owned enterprise established in the People’s Republic of China (“China”), and its scope of business is as follows: “General items: technical development, technical consultation, technology transfer, and technical services in the fields of information technology and computer technology; business management; advertising production; advertising design and agency; advertising release (non radio, television, newspaper publishing units); computer system services; data processing and storage support services; socioeconomic advisory services; tax services; information technology consulting services; information system integration services; information system operation and maintenance services. (Except for the items that are subject to approval according to law, business activities can be independently carried out against business license according to law)”;

2.

Party B is a limited liability company established in China, and its scope of business is as follows: [Scope of Business of VIE]. All business activities that are or will be operated and developed by Party B now and at any time during the term of this Agreement are collectively referred to as “Primary Business”;

3.

Party A agrees to utilize its manpower, technology, and information advantages to provide relevant exclusive technical services, technical consulting, and other services (see below for the specific scope thereof) to Party B in accordance with the provisions and during the term of this Agreement, and Party B agrees to accept such services provided by Party A or its designated party (including the direct or indirect overseas parent company of Party A or any subsidiary directly or indirectly controlled by Party A) in accordance with the provisions of this Agreement; and

4.	Party A and Party B intend to enter into this Agreement on business cooperation between both Parties.

THEREFORE, the Parties hereby reach an agreement as follows through mutual consultation:

1.	Party A’s Provision of Services

1.1

Subject to the terms and conditions of this Agreement, Party B hereby appoints Party A to serve as an exclusive service provider during the term of this Agreement to provide comprehensive business support, technical services, and consulting services to Party B, including all or part of the services within the scope of Party A’s business as determined by Party A from time to time, as specified in Annex I hereto (“Services”).

1.2	Party B agrees to accept the consulting service and other services provided by Party A. Party B further agrees that, unless it obtains prior written consent of

Party A, it shall not and shall cause its controlled subsidiaries not to accept any consulting service and/or other services provided by any third party that is the same or similar to those hereunder, and shall not cooperate with any third party with respect thereto during the term of this Agreement. Party A may designate any other party to provide Party B with the consulting service and/or other services hereunder (such designated party may enter into any or all of the agreements set forth in Article 1.4 hereof with Party B).

1.3

In order to ensure that Party B has the cash flow required for its daily operations and/or offset any losses incurred in its operation process, regardless of whether Party B actually incurred any such operational losses, Party A may, at its sole discretion, provide financial support to Party B through loans to the extent permitted by Chinese laws and enter into separate loan contracts with Party B.

1.4	Methods of Provision of Services

(1)

For the purpose of performing this Agreement, both Parties agree that during the term of this Agreement, both Parties may directly, or indirectly through their respective affiliates with corresponding service capabilities and resources, enter into other technical service agreements and consulting service agreements to facilitate Party A’s provision of services to Party B, which shall specify the content, methods, personnel and fees of specific services.

(2)

For the purpose of performing this Agreement, both Parties agree that during the term of this Agreement, both Parties may directly, or indirectly through their respective affiliates, enter into intellectual property (including but not limited to software copyrights, trademarks, patents, domain names) license agreements, which shall allow Party B to use relevant intellectual property owned by Party A and its affiliates at any time according to Party B’s business needs after paying related fees to Party A (included in the Service Fee agreed in Article 2.1 below).

(3)

For the purpose of performing this Agreement, both Parties agree that during the term of this Agreement, both Parties may directly or indirectly through their respective affiliates, enter into equipment leasing agreements, which shall allow Party B to use Party A’s relevant equipment at any time according to Party B’s business needs after paying related fees to Party A (included in the Service Fee agreed in Article 2.1 below).

(4)

For the purpose of performing this Agreement, both Parties agree that during the term of this Agreement, both Parties may directly or indirectly through their respective affiliates, enter into other agreements to facilitate Party A’s provision of services to Party B.

(5)

Party A may, at its discretion, designate any third party with the ability and resources to provide all or part of the Services hereunder, but Party A shall be prudent in the selection of the third party. Party A agrees to assume the legal liability hereunder for the work results of the third party, unless Party B and the third party otherwise agreed. Party B hereby acknowledges that Party A has the right to transfer its rights and obligations hereunder to any third party.

1.5	For the purpose of performing this Agreement, both Parties shall promptly communicate and exchange with each other various information related to their business and/or their customers. The Services provided by Party A hereunder are exclusive. In case of any agreement pursuant to which any third party provides to Party B any service that is the same or similar to the Services provided by Party A to Party B hereunder and which agreement exists on the date of this Agreement and recognized by Party A in writing, Party B may continue to perform such agreement. For any agreement that Party A does not agree to Party B's continued performance, Party B shall immediately terminate the agreement with the third party and bear any costs and liabilities arising from the termination thereof. For other contracts that are being performed by Party B or other legal documents that stipulate Party B’s obligations, Party B shall continue to perform thereof, and shall not change, modify or terminate them without Party A’s prior written consent.

1.6	In order to clarify the rights and obligations of both Parties and enable the actual performance of the provisions above, both Parties agree that, to the extent permitted by the Chinese laws:

(1)	Party B shall operate in accordance with the opinions or suggestions contained in the Services provided by Party A under Article 1.1 hereof.

(2)

Except for the retention of Party B’s original directors, supervisors, and senior officers as agreed by Party A, Party B will appoint the persons recommended by Party A to serve as Party B’s directors and supervisors respectively in accordance with the procedures prescribed by Chinese laws, and, subject to Chinese laws, appoint the persons recommended by Party A to serve as Party B’s general manager, financial director and other senior officers to be responsible for and supervising Party B’s business and operations. Subject to Chinese laws and regulations and without prior written consent of Party A, Party B shall not remove any directors, supervisors or senior officer recommended by Party A for any reason other than the reason of retirement, resignation, incompetence or death.

(3)

Party B agrees to cause its directors, supervisors and senior officers to exercise their powers and perform their obligations under Chinese laws and Party B’s articles of association in accordance with Party A’s instructions.

(4)	Party A shall have the right to set up and adjust Party B’s organizational structure and conduct human resource management.

(5)

Party A shall have the right to conduct any business related to the Services in the name of Party B, and Party B shall provide all support and convenience necessary for Party A to smoothly conduct such business, including but not limited to issuing to Party A all letters of authorization necessary to provide the Services.

(6)

Subject to Chinese laws, Party A shall have the right to regularly and at any time audit Party B’s accounts, and Party B shall promptly and accurately keep accounts and provide Party A with its accounts at the request of Party A. During the term hereof, Party B agrees to cooperate with Party A and its corporate shareholders (which only refers to 360 Digi Tech, Inc. and its controlled subsidiaries, the same hereinafter) in conducting audits (including but not limited to related-party transaction audits and other types of audits), and providing Party A, its corporate shareholders and/or its auditors with information and materials related to Party B’s operations, business, customers, finance and employees, and agrees that Party A’s shareholders disclose such information and materials as required by securities regulatory authority.

(7)

Party B agrees to deliver the certificates and corporate seals which are important to its daily operations, including its business license, qualification certificates related to business operations, official seals, contract seals, special financial seals and legal representative seals, to the directors, legal representatives, general managers, financial directors and other senior officers that are recommended by Party A and appointed by Party B in accordance with legal procedures for safekeeping.

1.7

Both Parties agree that the Services provided by Party A to Party B hereunder are also applicable to the subsidiaries controlled by both Parties, and both Parties shall cause their respective controlled subsidiaries to exercise their rights and perform their obligations in accordance with this Agreement.

1.8

Where Party B is dissolved or liquidated according to Chinese law, Party B will, to the extent permitted by Chinese law, appoint the persons recommended by Party A to form a liquidation team to manage the assets of Party B and its subsidiaries and transfer all its assets, including equity, to Party A free of charge or at the lowest price permitted by Chinese laws at the time, or the liquidation team at that time will dispose of all assets, including equity, of Party B for the purpose of protecting the interests of shareholders and/or creditors of the overseas direct or indirect parent company of Party A.

2.	Calculation and Payment of Service Fee, Financial Statements, Audit and Taxation

2.1

With respect to the Services provided by Party A hereunder, Party B and its controlled subsidiaries shall, after the end of each financial year during the term of this Agreement, pay the remaining income of Party B and its controlled subsidiaries (including accumulated income of previous financial years) after making up for the losses of previous years (if applicable), deducting the necessary costs, expenses, taxes incurred in the financial year and allocating the statutory reserve fund that must be accrued according to law (that is, the consolidated net profit) to Party A as the service fee (“Service Fee”) to the extent permitted by Chinese laws. The Service Fee includes all economic benefits related to Party B’s operation during the term of this Agreement, and Party A shall have the right to determinate the said deductible items. The amount of such Service Fee shall be determined by Party A, and Party A shall have the right to adjust such Service Fee at its sole discretion. The following factors shall be taken into consideration in the calculation and adjustment of the Service Fee: (a) the difficulties of the management and technical services provided by Party A, as well as the complexity of the management and technical consulting service and other services provided by Party A; (b) the time required for relevant personnel of Party A to provide such management and technical consulting service and other services; (c) the specific content and commercial value of the management and technical consulting service and other services provided by Party A; (d) the specific content and commercial value of the intellectual property licensing and leasing services provided by Party A; (e) the market prices for the same type of services. The said Service Fee shall be paid by Party B to the bank account designated by Party A through bank remittance or other methods approved by both Parties within five working days after Party A gives a payment instruction to Party B (Party A may change such payment instruction from time to time). Both Parties agree that, in principle, the payment of the said Service Fee should not cause any difficulty in the operation of either Party in the current year. For the said purpose and to the extent of the said principles, Party A shall have the right to agree to a delay in Party B’s payment to avoid any financial difficulties of Party B and to make any other adjustment to the scope and amount of the Service Fee that it deems reasonable, including but not limited to any adjustment made in accordance with Chinese tax-related laws, provided that it should notify Party B in writing in advance. Party B should accept the said adjustment made by Party A.

2.2

Party A agrees that when Party B suffers from operational losses or serious operational difficulties, Party A shall have the right to decide to provide financial support to Party B. In the event of the said situation, only Party A has the right to decide whether to continue the operation of Party B, and Party B shall unconditionally agree to Party A’s decision.

2.3

Within 60 days after the end of each financial year (the “Previous Financial Year”), Party B shall (a) provide Party A with the consolidated financial statements of Party B for the Previous Financial Year, which shall be audited by an independent certified public accountant approved by Party A; (b) if the audited financial statements show any shortage in the total amount of Service Fee paid by Party B to Party A during the Previous Financial Year, pay the difference to Party A within 5 working days from the date of discovery of the difference by Party A or Party B.

2.4	Party B shall prepare financial statements that meet the requirements of Party A in accordance with applicable laws, generally recognized accounting standards and business practices.

2.5

Party A and/or its designated auditor shall have the right, upon prior notice, to audit Party B’s relevant books and records at Party B’s premises and make copies of such books and records as necessary to verify the accuracy of Party B’s income amount and statements. Party B shall provide relevant information and materials related to its operations, business, customers, finance, employees, etc. as required by Party A, and agree that Party A or its corporate shareholders discloses such information and materials when necessary.

2.6	The tax burden of each Party arising from the execution of this Agreement shall be borne by each Party respectively.

3.	Intellectual Property and Confidentiality

3.1

For the purpose of performing this Agreement, Party A and Party B agree that during the term of this Agreement, both Parties or their affiliates may enter into intellectual property (including but not limited to software copyrights, trademarks, patents, technical secrets, trade secrets and other intellectual property) licensing agreements, which will allow both Parties to use the other Party’s intellectual property according to their business needs. In particular, Party A or its affiliates shall have the right to freely use all intellectual property owned by Party B or its affiliates and related rights in accordance with such licensing agreements.

3.2

Unless otherwise agreed by Party A in writing in advance, Party A shall have exclusive and proprietary rights and interests in any rights, title, interests or intellectual property generated or created by the operation of Party B or its controlled subsidiaries based on Party A’s provision of the Services hereunder to Party B and its controlled subsidiaries during the term of this Agreement, including but not limited to all existing and future copyrights, patents (including invention patents, utility model patents and design patents), trademarks, trade names, brands, software, technical secrets, trade secrets, all related goodwill, domain names and any other similar rights (“Such Rights”), regardless of whether they were developed by Party A or Party B. Party B shall not claim any Such Rights against Party A, and shall execute all documents and take all actions necessary to make Party A the owner of Such Rights. Party B further warrants that Such Rights are free from any defects in rights, and will indemnify Party A for any losses caused by any such defect.

3.3

Without prior written consent of Party A, Party B shall not and shall cause its controlled subsidiaries to not transfer, assign, pledge, license or otherwise dispose of any Such Rights or any intellectual property rights enjoyed by Party B and its controlled subsidiaries as of the date hereof, including but not limited to all existing and future copyrights, patents (including invention patents, utility model patents and design patents), trademarks, trade names, brands, software, technical secrets, trade secrets, all related goodwill, domain names and any other similar rights (“Corresponding Rights”).

3.4

Party B shall dispose of any Corresponding Rights as instructed by Party A from time to time, including but not limited to transferring or authorizing the Corresponding Rights to Party A or its designated person to the extent permitted by Chinese laws.

3.5

The Parties acknowledge that all oral or written information exchanged by them hereunder is confidential (“Confidential Information”). Party B shall keep the Confidential Information in strictly confidential, and shall not disclose it to any third party without prior written consent of Party A, other than the information: (a) that is already known to the public (other than through unauthorized disclosure by the receiving Party); (b) that is required to be disclosed by applicable laws or the rules or regulations of any stock exchange; or (c) that is required to be disclosed by Party B to its legal or financial advisor for the transactions contemplated hereunder, provided that such legal or financial advisor should also assume the obligations of confidentiality similar to those specified in this Article. If any employee of or any entity engaged by Party B discloses the Confidential Information in violation of this Agreement, Party B shall be held liable as if such disclosure is made by Party B itself. This Article shall remain in force no matter this Agreement is invalid or terminated for any reason.

3.6

Party B shall not execute any document or make any commitment that has a conflict of interest with any agreement or other legal documents that is executed and being performed by Party A and its designated person, nor shall it cause any conflict of interest between Party B and Party A and its shareholders by any act or omission. If such conflict of interest arises (Party A shall have the right to unilaterally decide whether or not such conflict of interest arises), Party B shall take measures to eliminate it as soon as possible with the consent of Party A or its designated person. If Party B refuses to take measures to eliminate the conflict of interest, Party A will have the right to exercise the Options under the Exclusive Option Agreement.

3.7	During the term of this Agreement, all customer information and other relevant materials related to Party B’s business and the Services provided by Party A shall belong to Party A.

3.8	Both Parties agree that this Article 3 shall remain valid no matter whether this Agreement is changed, rescinded or terminated.

4.	Representations and Warranties

4.1	Party A represents and warrants that:

(1)

It is a wholly foreign-owned enterprise legally registered and validly existing under the laws of China with independent corporate capacity. It has full and independent legal status and legal capacity, and has duly authorized to execute, deliver and perform this Agreement and can independently serve as a subject of litigation.

(2)

Its execution and performance of this Agreement are within the scope of its corporate capacity and business operation. It has obtained all necessary licenses, filing documents and qualifications to provide the Services hereunder. It has taken all necessary corporate actions, and has been duly authorized by and obtained the consent and approval (if necessary) from third parties and government authorities to complete the transactions contemplated hereunder, and its execution and performance of this Agreement will not violate any laws or other restrictions that are binding or affecting it.

(3)	This Agreement, once executed and delivered, will constitute the legal, valid and binding obligation of it, and is enforceable against it in accordance with the terms of this Agreement.

(4)

There is no pending, or to the best of its knowledge, threatened, litigation, arbitration or other judicial or administrative proceedings that will affect its ability to perform its obligations hereunder.

4.2	Party B represents, warrants and undertakes that:

(1)

It is a limited liability company legally registered and validly existing under the laws of China. It has the independent corporate capacity, full and independent legal status and legal capacity, and can independently serve as a subject of litigation. It has obtained all necessary authorization to execute, deliver, and perform this Agreement.

(2)

Its acceptance of the Services provided by Party A does not violate any Chinese law. Its execution and performance of this Agreement are within the scope of its corporate capacity and business operation. It has taken all necessary corporate actions, and has been duly authorized by and obtained the consent and approval (if necessary) from third parties and government authorities to complete the transactions contemplated hereunder, and its execution and performance of this Agreement will not violate any legal or other restrictions that are binding or affecting Party B.

(3)	This Agreement, once executed and delivered, will constitute the legal, valid and binding obligation of it, and is enforceable against it in accordance with the terms of this Agreement.

(4)

There is no pending, or to the best of its knowledge, threatened, litigation, arbitration or other judicial or administrative proceedings that will affect its ability to perform its obligations hereunder. It will notify Party A immediately after becoming aware of any actual or threatened litigation, arbitration or other judicial or administrative penalty in connection with its assets, business or income, and will not reach a settlement regarding such proceedings unless it obtains prior written consent of Party A.

(5)

It will, in accordance with the provisions of this Agreement, timely and fully pay the Service Fee to Party A, maintain the effectiveness of the licenses and qualifications related to its and its controlled subsidiaries’ business during the service period, assist Party A and actively cooperate with Party A in all matters necessary for Party A to effectively perform its duties and obligations hereunder, accept Party A’s reasonable opinions and suggestions on its and its controlled subsidiaries’ business.

(6)

As of the date hereof, it will not, and will cause its controlled subsidiaries to not, sell, transfer, mortgage or otherwise dispose of the legitimate rights and interests in any of their assets (except for the assets required for daily business operation and with an amount of less than RMB 1 million), business, management rights or income without prior written consent of Party A.

(7)

Without prior written consent of Party A, it will not pay any fee to any third party in any name (except for the reasonable expenses incurred in the ordinary course of business), or exempt any third party from its debts, or lend or borrow any money to/from any third party, or provide guarantee or assurance for any third party, or permit any third party to create any other Security Interest on its assets or interests.

(8)

As of the date hereof, it will not, and will cause its controlled subsidiaries to not, incur, inherit, guarantee or permit the existence of any debt (except for the debts required for daily business operation and with an amount of less than RMB 1 million) without prior written consent of Party A.

(9)

As of the date hereof, it will not, and will cause its controlled subsidiaries to not, enter into any major contract (except for the contracts required for the daily business operation and with an amount of less than RMB 1 million) or enter into any other contract, agreement, or arrangement that conflicts with this Agreement or may harm Party A’s rights and interests under this Agreement, without prior written consent of Party A.

(10)

As of the date hereof, it will not, and will cause its controlled subsidiaries to not: (a) merge, combine or form an association with any third party; (b) invest in or acquire any third party, or be invested, acquired or controlled by any third party; (c) increase or reduce its registered capital, or otherwise change its corporate form or capital structure, or accept investment or increased capital contribution from any existing shareholder or third party; (d) conduct liquidation or dissolution, without prior written consent of Party A.

(11)

To the extent permitted by Chinese laws, it will appoint candidates recommended by Party A to serve as its directors, supervisors or senior officers, and will not refuse to do so for any reason unless it obtains prior written consent of Party A or has legal reasons.

(12)

It has, and will maintain the effectiveness of, all government permits, licenses, authorizations and approvals necessary for it to conduct its business during the term of this Agreement. If, during the term of this Agreement, such government permits, licenses, authorizations and approvals necessary for it to conduct its business are required to be changed and/or increased due to any change in the regulations of relevant government authorities, it will make the change and/or supplement accordingly.

(13)

It will inform Party A of any situation that has or may have a material adverse impact on its business and operations in a timely manner, and use its best efforts to prevent the occurrence of such situations and/or the expansion of losses.

(14)

Without prior written consent of Party A, it and/or its controlled subsidiaries will not modify the articles of association, change the Primary Business, or make major adjustment to the business scope, business mode, profit model, marketing strategy, business policies, or customer relationships.

(15)

Without prior written consent of Party A, it and/or its controlled subsidiaries will not enter into any partnership, joint venture, profit sharing arrangement, or any other arrangement to transfer benefits or achieve profit sharing in the form of royalties, service fees, or consulting fees, with any third party.

(16)	At the request of Party A from time to time, it will provide Party A with information about its business management and financial situation.

(17)	Without prior written consent of Party A, it will not declare or distribute bonus, dividends or any other benefits to its shareholders.

(18)

It will provide Party A with any technical or other materials, and permit Party A to use any facilities, materials, or information, that Party A deems necessary or useful for providing the Services hereunder.

(19)	Without prior written consent of Party A, it will not change, replace or remove any of its directors, supervisors, and senior officers.

4.3

In the event of bankruptcy, dissolution or liquidation of Party B’s registered shareholder or any other circumstances that may affect the registered shareholder’ holding of Party B’s equity, Party B shall ensure that such circumstances will not affect its performance of this Agreement.

4.4

Each Party warrants to the other Party that they will immediately terminate this Agreement once Party A decides to directly hold the equity of Party B to the extent permitted by Chinese laws, and Party A and/or its controlled subsidiaries and branches can legally engage in Party B’s business.

5.	Effectiveness and Validity

This Agreement shall take effect as of the date of signing by both Parties, and shall remain valid until it is terminated in accordance with Article 6.1.

6.	Termination

6.1	This Agreement shall be terminated:

(a)	on the date of Party B’s bankruptcy, liquidation, termination or legal dissolution if it becomes bankrupt, liquidated, terminated, or legally dissolved during the term of this Agreement;

(b)

on the date when all equity and assets of Party B have been transferred to Party A or the Party designated by Party A in accordance with the Exclusive Option Agreement signed by both Parties and the shareholder of Party B on [Execution Date];

(c)

on the date when Party A or the Party designated by Party A is officially registered as a shareholder of Party B once Party A is permitted by Chinese laws to directly hold the equity of Party B and Party A and its subsidiaries and branches can legally engage in Party B’s business;

(d)	on the date when relevant government authority refuses to renew the business term of Party A or Party B upon its expiration;

(e)	on the expiration date of the written notice of terminating this Agreement sent by Party A 30 days’ in advance at any time during the term of this Agreement;

(f)	in advance in accordance with Article 7 or any other provision of this Agreement.

6.2

During the term of this Agreement, Party B shall not unilaterally terminate this Agreement, while Party A may terminate this Agreement in accordance with Article 6.1 (d) above without assuming any liability for any breach of contract.

6.3	The rights and obligations of both Parties under Articles 3.5, 8, 10, 11, and 16.3 shall survive the termination of this Agreement.

6.4

Early termination of this Agreement for any reason does not exempt either Party from its payment obligations hereunder (including but not limited to the obligations to pay Service Fee) that become due before the date of termination, nor does it exempt any liability for breach of contract that occurred before the termination of this Agreement. Party B shall, within fifteen (15) working days from the date of termination of this Agreement, pay to Party A the Service Fee payable occurred before the termination of this Agreement.

7.	Liability for Breach

7.1

Unless otherwise specified elsewhere in this Agreement, if either Party (the “Breaching Party”) fails to perform its obligations hereunder or otherwise breaches this Agreement, the other Party (the “Non-Breaching Party”) may: (a) send a written notice to the Breaching Party, stating the nature and scope of the breach and requiring the Breaching Party to remedy the breach at its own expense within a reasonable period specified in the notice (the “Remedy Period”). If the Breaching Party fails to remedy the breach within the Remedy Period, the Non-Breaching Party shall have the right to require the Breaching Party to bear all liabilities arising from its breach and compensate all actual economic losses caused to the Non-Breaching Party due to its breach, including but not limited to attorney's fees, litigation or arbitration costs arising from litigation or arbitration procedures related to such breach. In addition, the Non-Breaching Party shall also have the right to require the Breaching Party to enforce this Agreement, or apply to relevant arbitration institution or court to order the specific performance and/or enforcement of the provisions hereof; (b) terminate this Agreement and require the Breaching Party to bear all liabilities arising from its breach and make full compensation for damages due to its breach; or (c) convert the pledged equity into money, or auction or sell off the pledged equity according to the provisions of the Equity Interest Pledge

Agreement concluded by both Parties and the existing shareholder of Party B on [Execution Date] and take precedence over others to be compensated from the price of the conversion, auction or sale, and require the Breaching Party to bear all losses caused thereby. The Non-Breaching Party's exercise of the said relief shall not affect its exercise of any other relief in accordance with the provisions of this Agreement and laws.

7.2

Both Parties agree and acknowledge that, if Party B is the Breaching Party, Party A shall have the right to unilaterally terminate this Agreement immediately and require the Breaching Party to make full compensation for damages unless otherwise stipulated by Chinese laws.

8.	Governing Law, Dispute Resolution and Change of Law

8.1	The execution, effectiveness, interpretation, performance, modification and termination of this Agreement and the dispute resolution hereunder shall be governed by the laws of China.

8.2

Any and all disputes arising from the interpretation and performance of this Agreement shall be first resolved by the Parties through friendly negotiation. If no agreement can be reached within thirty (30) days after either Party requests the other Party to resolve the dispute through negotiation, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration shall be conducted in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon both Parties. The arbitration tribunal may decide to use Party B’s equity interests, assets or property interests to compensate Party A for its losses caused by Party B’s breach of contract, or award compulsory relief in respect of relevant business or mandatory asset transfer, or order Party B to go bankrupt and liquidate. After the arbitral award comes into force, either Party shall have the right to apply to the courts with jurisdiction for enforcement of the arbitral award. If necessary, the arbitration institution shall have the right to order that the Breaching Party should immediately stop the breach of contract or that the Breaching Party should not conduct any act that may lead to further expansion of the losses suffered by Party A before making a final decision on the dispute between the Parties. The courts of Mainland China, Hong Kong, the Cayman Islands or other courts with jurisdiction (including the courts of the place where Party B is registered, the courts of the place where Party B’s or Party A's main assets are located) shall also have the right to grant or enforce the award of the arbitration tribunal, or award or enforce temporary relief for Party B's equity interests or property interests, or make a ruling or judgment to grant temporary relief to the Party who initiated the arbitration pending the formation of the arbitration tribunal or under other appropriate circumstances, such as ruling or judgment that Party B should immediately stop the breach or ruling that Party B should not conduct any act that may lead to further expansion of the losses suffered by Party A.

8.3

In case of any dispute arising from the interpretation and performance of this Agreement or any dispute being arbitrated, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder except for the matters in dispute.

8.4

If, at any time after the date of this Agreement, any Chinese law is promulgated or there is any change in any existing Chinese law or change in the interpretation or application of any existing Chinese law, (a) and if such newly promulgated or changed law is more favorable to Party A compared with the Chinese laws in effect on the date of this Agreement (while Party B is not seriously affected), the Parties shall apply for to obtain the benefits caused by such change or new promulgation of laws in a timely manner and use their best efforts to obtain the approval of the application; or (b) if Party A's economic interests hereunder are directly or indirectly adversely affected by such change or new promulgation of laws, this Agreement shall continue to be performed in accordance with its original provisions and the Parties shall use all legal means to obtain exemption from compliance with the changed or newly promulgated laws, both to the extent permitted by Chinese laws. If the adverse effect on Party A's economic interests cannot be resolved in accordance with the provisions of this Agreement, the Parties shall timely consult with each other to make all necessary amendments to this Agreement to maintain Party A's economic interests hereunder.

9.	Force Majeure

9.1

“Force Majeure” refers to any unforeseeable, unavoidable and insurmountable event which makes either Party unable to perform all or any part of its obligations hereunder, including but not limited to earthquakes, typhoons, floods, wars, strikes, riots, government actions, legal provisions or changes in the application thereof.

9.2

If a Force Majeure event occurs which affects either Party’s performance of any of its obligations hereunder, such performance shall be automatically suspended during the period of delay caused by the Force Majeure, and the performance period shall be automatically extended for a period equal to the suspended period, and the affected Party will not be subject to punishment or liability for such suspension and extension. In case of Force Majeure, both Parties shall immediately consult with each other to seek a just solution and make every reasonable effort to minimize the impact of Force Majeure.

10.	Indemnity

Party B shall indemnify and hold Party A harmless from any loss, damage, liability or expense incurred by any litigation, claim or other demand against Party A arising out of or arising from the consulting and services provided by Party A at the request of Party B, unless such loss, damage, liability or expense is caused by Party A’s gross negligence or intentional misconduct.

11.	Notice

11.1

Any and all notices and other communications required or permitted to be sent hereunder shall be served to the address, fax number and e-mail address of the notified Party set forth in Annex II hereto by hand, prepaid registered mail, express service, fax or e-mail. For each notice, a copy thereof shall be sent by email for confirmation purpose. A notice shall be deemed to be validly served:

(1)	on the date when it is received or rejected at the designated mailing address if it is sent by hand, express service or prepaid registered mail;

(2)	on the date of successful transmission (as evidenced by the fax receipt generated by the fax machine) if it is sent by fax; or

(3)	on the date of successful sending if it is sent by email.

11.2	Either Party may change its mailing address, fax number and/or e-mail address of notice at any time by sending a notice to the other Party in accordance with the provisions of this Article.

12.	Assignment

12.1	Without prior written consent of Party A, Party B shall not assign any of its rights and obligations hereunder to any third party.

12.2	Party B agrees that Party A may assign its rights and obligations hereunder to any third party by giving prior written notice to Party B without obtaining Party B’s consent.

13.	Severability

If any one or more provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect according to any law or regulation, the validity, legality or enforceability of the other provisions shall not be affected or impaired in any respect. Both Parties shall negotiate with each other in good faith to replace such invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions with the economic effects as similar as those of such invalid, illegal or unenforceable provisions to the maximum extent permitted by law and expected by the Parties.

14.	Modification and Supplement

14.1

No modification and supplement to this Agreement shall take effect unless it is made in written form. The modification or supplementary agreement to this Agreement duly executed by the Parties shall constitute an integral part of this Agreement and have the same legal effect as this Agreement.

14.2

If the U.S. Securities and Exchange Commission (“SEC”), the Stock Exchange of Hong Kong Limited (“SEHK”) or other regulatory authorities propose any modification to this Agreement, or any modification to this Agreement or to any arrangement hereunder is required by the rules or relevant requirements of the SEC and the SEHK, both Parties shall modify this Agreement accordingly.

15.	Counterpart

This Agreement is made in two (2) copies, with each Party holding one (1) of them which shall have the same legal effect.

16.	Miscellaneous

16.1

Except for the written amendments, supplements or modification made after the signing of this Agreement, this Agreement shall constitute the entire agreement and shall replace all prior oral and written negotiations, statements and contracts reached by the Parties on the subject matter hereof.

16.2	This Agreement shall be binding and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

16.3

Either Party may waive its rights hereunder, but such waiver by Party B must be made in writing and signed by Party A. A Party’s waiver of the default of the other Party under a certain circumstance shall not be deemed as a waiver of similar default under any other circumstance.

16.4.	The headings of this Agreement are inserted for convenience only and shall not be used to interpret, explain, or otherwise affect the meaning of, the provisions of this Agreement.

(Remainder of this page is intentionally left blank.)

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Exclusive Business Cooperation Agreement to be executed on the date and at the place first above written.

Shanghai Qiyue Information & Technology Co., Ltd. (seal)

Company seal: /s/ Shanghai Qiyue Information Technology Co., Ltd.

Signature:	/s/ LIU Jinli
Authorized Representative:	LIU Jinli

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Exclusive Business Cooperation Agreement to be executed on the date and at the place first above written.

[Name of VIE] (seal)

Company seal: /s/ [Name of VIE]

Signature:	/s/ [Name of the Authorized Representative of VIE]
Authorized Representative:	[Name of the Authorized Representative of VIE]

Annex IContents of Technical Consultation and Services

Subject to the terms and conditions of this Agreement, both Parties agree and acknowledge that the technical consultation and services to be provided by Party A to Party B are as follows:

1. Conduct research and development on relevant technologies required by Party B’s business, including developing, designing, producing and licensing database software, user interface software and other related technologies for Party B’s relevant business information;

2. Provide relevant technical application and implementation for Party B’s business operation, including but not limited to the overall design of the system, the installation and commissioning of the system, and the trial operation of the system;

3. Be responsible for the daily maintenance, monitoring, commissioning and troubleshooting of network equipment required for Party B’s business operation, including timely inputting users’ information into the database, or for updating the database timely, updating the user interface regularly, and providing other related technical services based on other business information provided by Party B at any time;

4. Provide consulting service for the procurement of relevant equipment and software & hardware systems required for Party B’s business operation, including but not limited to putting forward suggestions on the selection, installation and commissioning of various tools, application software and technical platforms, and the procurement, model and performance of all kinds of hardware facilities, equipment and devices matching them;

5. Provide pre-job & on-the-job trainings and technical support and assistance services to Party B’s employees, including but not limited to providing appropriate training to Party B and its employees such as customer service or technical and other trainings, introducing knowledge and experience with respect to the installation and operation of the system and equipment to Party B and its employees, assisting B in solving the problems that occur at any time during the installation and operation of the system and equipment, and providing Party B with other advices and suggestions on editing platform and software application, and assisting Party B in compiling and collecting all kinds of information and material;

6. Provide technical consultation service and answers to the technical questions raised by Party B concerning its business operation, network equipment, technical products and software;

7. Provide certain labor support at the request of Party B, including but not limited to dispatching or seconding relevant personnel;

8. Carry out risk analysis and assessment on Party B’s shareholders at the request of Party B;

9. The Parties may, based on the needs of their business, enter into a supplementary agreement to agree upon other services required to be provided by Party A.

Annex II

For the purpose of notification, the contact details of each Party is as follows:

Party A: Shanghai Qiyue Information & Technology Co., Ltd

Address: Room 1109, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai

Tel:

Party B: [Name of VIE]

Address: [Address of VIE]

Tel:

Schedule of Material Differences

One or more persons entered into exclusive business cooperation agreement with Shanghai Qiyue Information Technology Co., Ltd. using this form. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE	Unified Social Credit Code of VIE	Address of VIE	Scope of Business of VIE	Name of the Authorized Representative of VIE	Execution Date
1	Shanghai Qiyu Information & Technology Co., Ltd	91310230MAIJXJYF7E	Room 1118, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai

“General items: technical services, technical development, technical consultation, technical exchange, technology transfer, and technology promotion; data processing and storage support services; computer system services; advertising production; advertising design and agency; information system integration services; advertising release; information consulting services (excluding the information consulting services subject to license). (Except for the items that are subject to approval according to law, business activities can be independently carried out against business license according to law). Licensed items: basic telecommunications services; the second category of value-added telecommunications services. (For items that are subject to approval according to law, business activities can not be carried out without the approval of relevant departments. Specific items can be operated shall be subject to the approval documents or permits issued by relevant departments).”

					SUN Mengjie	June 1, 2022
2	Shanghai 360 Financing Guarantee Co., Ltd	91310000MA1FL6JW6P	Room 201, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai

“Loan guarantee, bond issuance guarantee and other financing guarantees. (For items that are subject to approval according to law, business activities can not be carried out without the approval of relevant departments)”.

					SUN Mengjie	June 1, 2022
3	Fuzhou 360 Financing Guarantee Co., Ltd	91350100MA31UJWL4W	Management Room of Longjiang Ecological Culture Park, Yinxi Street, Fuqing, Fuzhou City, Fujian Province

“Loan guarantee, bill acceptance guarantee, trade financing guarantee, project financing guarantee, LoC guarantee and other guarantee businesses, as well as other financing guarantee businesses permitted by the laws and regulations; litigation preservation guarantee, performance guarantee, intermediary services such as financing consultation

					SUN Mengjie	June 1, 2022

and financial consultation related to guarantee business, and investment with own funds. (For items that are subject to approval according to law, business activities can not be carried out without the approval of relevant departments).”